UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(D) of the Securities Exchange Act of 1934

June 5, 2008

Date of report (Date of earliest event reported)

VCG HOLDING CORP.

(Exact Name of Registrant as Specified in its Charter)

Colorado	001-32208	84-1157022
(State of Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification)

390 Union Blvd, Suite 540, Lakewood, CO 80228

(Address of principal executive offices, including zip code)

(303) 934-2424

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4©)

Item 1.02 Termination of a Material Definitive Agreement

On June 5, 2008, VCG Holding Corp., a Colorado corporation (“VCG”), terminated all of the agreements that it entered into on February 9, 2008 to acquire a company that owns and operates an adult nightclub in Southern United States as previously reported in VCG’s Current Report on Form 8-K filed on February 14, 2008. The terminated agreements include the Agreement and Plan of Reorganization, Ground Lease Agreement, non-competition agreements with the seller and an employee of the seller, and a Sales Agreement. The material terms of these agreements were disclosed in VCG’s Current Report on Form 8-K filed on February 14, 2008.

VCG terminated the agreements out of concern that a significant regulatory issue in the state in which the adult nightclub is located could materially impact the profitability of the nightclub. As a result, VCG believes that it can put its capital to better use elsewhere.

VCG believes that the costs of the termination of the agreements would only include the pre-acquisition legal and accounting expenses spent and no termination penalty will be paid as part of the termination.

When originally disclosing the transaction in its Current Report on Form 8-K filed on February 14, 2008, VCG requested confidential treatment from the Securities and Exchange Commission of information in the transaction documents that would enable a reader to identify the acquired nightclub, such as, but not limited to, the names of individuals, the name of the nightclub and the nightclub’s geographical location, until closing of the transaction in order to avoid substantial competitive harm to the acquired nightclub prior to the closing. The concerns underlying the request for confidential treatment remain even after termination of the transaction.

Item 8.01 Other Events

On June 6, 2008, VCG issued a press release announcing that it had terminated the planned acquisition. A copy of VCG’s June 6, 2008 press release is attached as Exhibit 99.1 hereto. The reader is advised to read the press release in its entirety.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Identification of Exhibits
99.1	Press release dated June 6, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VCG Holding Corp.

Date: June 11, 2008	By:	/s/ Donald W. Prosser
	Name:	Donald W. Prosser
	Title:	Interim Chief Financial
and Accounting Officer